SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following amends the participant information included in the Schedule 14A filed by Selim K. Zilkha on  May 12, 2003 by adding Allan Turner as a participant in Mr Zilkha’s solicitation of proxies.

Allan Turner has been retained by Mr. Zilkha and Mr. Wyatt to provide investor relations advice. Mr. Turner may participate in the solicitation of proxies and may be deemed a participant in this solicitation. Mr. Turner is Chairman for the School of Ethical Practices for Fiduciaries. Mr. Turner also serves as the President of Stock Management Inc. which has a business address of 29 Nutmeg Drive, Greenwich, Connecticut 06831. Mr. Turner will be reimbursed for expenses incurred in connection with his services.

Mr. Turner: (i) does not directly or indirectly beneficially own any shares of El Paso common stock or any other securities of El Paso or any of its subsidiaries; (ii) does not have any relationship with El Paso in any capacity, has not been a party to any transaction, or series of transactions, since the beginning of El Paso’s last fiscal year with respect to any securities of El Paso; (iii) does not know of any transactions since the beginning of El Paso’s last year, currently proposed transactions, or series of similar transactions, to which El Paso or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which he had, or will have, a direct or indirect material interest; (iv) does not intend to seek to engage in any transaction with El Paso or any of its subsidiaries in the future; or (v) does not have any interest in the matters to be voted on at the El Paso 2003 Annual Meeting.

In addition, Mr. Turner has not entered into any contracts, arrangements or understandings within the past year with any person with respect to any of El Paso’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Mr. Turner has not entered into any agreement or understanding with any person with respect to (i) any future employment by El Paso or its affiliates or (ii) any future transactions to which El Paso or any of its affiliates will or may be a party. Neither Mr. Turner nor his associates has, since the beginning of El Paso’s last fiscal year, been indebted to El Paso or any of its subsidiaries in an amount that exceeds $60,000.

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On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s website at http://www.sec.gov. You may also access a copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement.

Some of the statements contained in this document may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

This document may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this document, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.